Passenger and Cargo Sales Agency Services Framework Agreement

This agreement was entered into by the following parties on 8 November 2013 in Guangzhou:

Party A:      China Southern Airlines Company Limited (“CSA”)

Domicile: Guangzhou Economic & Technology Development Zone

Legal representative: Si Xian Min

Party B:      China Southern Airlines Group Passenger and Cargo Agent Company Limited (“PCACL”)

Domicile: 1/F, Block 618, Baguoling Industrial Zone, Futian District, Shenzhen

Legal representative:

Whereas:

1.	Party A is a Chinese company which legally subsists, it has obtained the business licence from the Industry and Commerce Administration department according to the relevant provisions of the law and regulations of China, and has performed the annual filing duty according to the regulations.
2.	Party B is a Chinese company which legally subsists, it has obtained the business licence from the Industry and Commerce Administration department according to the relevant provisions of the law and regulations of China, and has performed the annual filing duty according to the regulations, it is qualified to conduct agency business of international or domestic aviation passenger and cargo sales.
3.	Party B has obtained the Operation Approval Certificate of Aviation Sales Agency Business Class 1 (or Class 2) issued by China Civil Aviation Main Bureau, and the Recognition Certificate and the Notice of Approval of International (or Domestic) Passenger Transportation and Cargo Transportation Sales Agency Business issued by the International Aviation Transportation Association.
4.	Party B already possesses the necessary facilities, it has been equipped with qualified sales agent staff and it possesses more stable business premises.

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5.	In view of the development of the business of Party B, the continuous increase in continuous connected transactions of routine operation with Party A, in order to regulate the connected transactions of routine operation between Party A and Party B, pursuant to the “Contract Law of the People’s Republic of China”, “Securities Law of the People’s Republic of China”, “Governance Codes on Listed Companies”, “Listing Rules of Shanghai Stock Exchange” and the articles of association of Party A, Party A agrees to assign Party B to carry out the following businesses according to the provisions of this agreement, including international and domestic ticket sales agency, international and domestic aviation cargo transportation sales agency, charter flight and pallet sales agency businesses, and extended businesses of delivery outside the warehouse zone and the related operation inside the warehouse zone and operation inside warehouse zone in Guangzhou, Beijing, Shanghai cargo stations.

In view of the above situations, in order to specify the rights and duties of both parties in respect of the transactions, Party A and Party B enter into this framework agreement according to the principles determined by amicable discussion for mutual observance, and for guiding the operation of the transactions provided under this agreement, including the work of entering into and performing the specific contracts. Party A and Party B unanimously agree to the following terms:

I.	Applicable scope of the agreement

The provisions of this agreement are applicable to all the transactions between Party A and Party B as stipulated by Article 2 of this agreement.

II.	Main contents of the connected transactions

There are 5 types of connected transactions:

1.	Party A appoints Party B to act as agent for the international and domestic ticket sales agency business of Party A, individual agreements on the specific business scope assigned and the related expenses will be entered into by Party A and Party B according to the actual needs, the specific rights and duties of both parties will be agreed upon in the individual agreements;

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2.	Party A appoints Party B to act as agent for the international and domestic aviation cargo transportation sales agency, individual agreements on the specific business scope assigned and the related expenses will be entered into by Party A and Party B according to the actual needs, the specific rights and duties of both parties will be agreed upon in the individual agreements;
3.	Party A agrees to appoint Party B to act as agent for the charter flight and pallet sales agency business of Party A in specified areas on the condition that CSAHC provides financial guarantee for the full amount for Party B, individual agreements on the specific business scope assigned and the related expenses will be entered into by Party A and Party B according to the actual needs, the specific rights and duties of both parties will be agreed upon in the individual agreements;
4.	Party A agrees that Party B will carry out extended business of delivery of arriving goods in specified areas. Individual agreements on the specific business scope assigned and the related expenses will be entered into by Party A and Party B according to the actual needs, the specific rights and duties of both parties will be agreed upon in the individual agreements;
5.	Party A agrees that Party B will carry out operation inside the warehouse zone in Guangzhou, Beijing, Shanghai cargo stations.

III.	Rights and obligations of both parties
(1)	Rights and obligations of Party A
1.	It has the right to carry out inspection and supervision of business of the agent;
2.	It must pay the agency handling fee to Party B according to the individual agreements entered into by both parties;
3.	It has the right to request Party B to provide the necessary security to guarantee the performance of this agreement;
4.	It has the right to receive the full amounts of the charter flight and pallet sums and passenger ticket and cargo freight sums from Party B.

(2)	Rights and obligations of Party B
1.	It has the right to receive the agency handling fee according to the individual agreements entered into by both parties;
2.	It must pay the charter flight and pallet sums and passenger ticket and cargo freight sums to Party A according to the individual agreements entered into by both parties;
2.	It must undergo the business inspection and supervision by Party A;

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3.	It must not carry out promotion, advertisement under the name of Party A without the written permission of Party A. When it carries out external promotion, it must not harm the interest and external image of Party A;
4.	It must adhere to the relevant rules and regulations of Party A;
5.	It has the obligation to keep confidential the information provided by Party A;
6.	It must not engage in acts or activities under the name of Party A outside the scope of matters assigned by this agreement.

IV.	Special provisions
1.	The pricing of the transactions of both parties should adhere to the principles of fairness and reasonableness, pursuant to the State or local provisions on charges, with the fair market value as the basis, PCACL undertakes to offer to CSA more favourable or the same transaction prices or charging scale that the former will offer to an independent third party.
2.	The parties to the agreement unanimously agree that the amount of the subject matters of this agreement should not exceed the maximum amount of RMB250 million per year.

V.	Force majeure
1.	If this agreement cannot be performed due to force majeure events, both parties shall not undertake responsibilities for the non-performance of this agreement, the agreement will be automatically terminated. If some parts of this agreement cannot be performed due to force majeure events, the corresponding duties of the party which has suffered the force majeure events will be waived according to the degree of impact of the force majeure events. For force majeure events which occur after the postponement of performance, the duties cannot be waived.

Force majeure events refer to objective situations that cannot be foreseen, cannot be avoided and cannot be overcome, including but not limited to war, plague, strike, earthquake, flooding etc.

2.	If either party cannot perform the agreement due to force majeure events, it should notify the other party within 48 hours in time in order to reduce the losses brought to the other party, and should provide proof within 15 working days. If it is unable to notify and provide proof before the deadline with reasonable grounds, the time specified in this clause can be postponed according to the actual situations.

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VI.	Responsibilities and compensation
1.	If extra costs are incurred due to the mistakes of work of either party, the defaulting party must compensate the party which has not committed any faults for the actual losses incurred.
2.	If either party breaches the provisions of this agreement and the supplementary agreements, this will constitute a breach, the defaulting party should undertake the default responsibilities.

VII.	Termination of the agreement

This agreement will be terminated under any of the following circumstances:

1.	The agreement is terminated upon expiry;
2.	It is terminated when a party is no longer eligible to perform the contract;
3.	It is terminated when Party B fails to fulfil the conditions of the agency business agreed by both parties;
4.	If a party breaches the agreement, the observant party has the right to terminate this agreement.

VIII.	Resolution of disputes

All disputes arising from the signing or performing of this agreement should first be resolved by amicable discussion by both parties. If the discussion fails, either party can institute a law suit in a competent People’s Court.

IX.	Other matters
(1)	The validity period of this agreement is three years, it will be effective starting from 1 January 2014.
(2)	Both parties will enter into a supplementary agreement on any matters not covered by this agreement, the supplementary agreement will have the same force and effect as this agreement;
(3)	This agreement is prepared in quadruplicate, each of both parties retains two copies which are equally legally binding.

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Party A:

Authorized representative:

[signature & seal]

Party B:

Authorized representative:

[signature & seal]

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